EXHIBIT 12
                                      J. BAKER, INC. AND SUBSIDIARIES

                             Computation of Ratio of Earnings to Fixed Charges
                                           (Dollars in thousands)

                                                               Fiscal Years Ended

                                             February 3, February 1, January 31,   January 30,   January 29,
                                               1996(a)    1997(b)      1998(d)       1999            2000
                                             ---------- ----------- ------------  ------------   -----------
Historical ratio of earnings to fixed charges

Earnings (loss) from continuing operations
   before taxes and extraordinary item per
   consolidated statements of earnings       $ (64,425)  $(157,274)     $  6,251      $  3,178     $  13,242

Add:
   Portion of rents representative of the
    interest factor                             17,316      16,283        10,775        10,723        12,716
   Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value(1)                 18,754      19,554        13,497        14,723        17,058
                                              --------    --------      --------      --------      --------

Earnings (loss) before fixed charges,
     as adjusted                             $ (28,355)  $(121,437)     $ 30,523      $ 28,624     $  43,016
                                               =======    ========       =======       =======       =======

Fixed charges

   Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value (1)             $  18,754   $  19,554      $ 13,497      $ 14,723     $  17,058
                                               -------     -------       -------       -------      --------
Rents                                        $  51,948   $  48,850      $ 32,326      $ 32,168     $  38,147
   Portion of rents representative of
    the interest factor (2)                  $  17,316   $  16,283      $ 10,775      $ 10,723     $  12,716
                                               -------     -------       -------       -------       -------
Fixed charges (1) + (2)                      $  36,070   $  35,837      $ 24,272      $ 25,446     $  29,774
                                               =======     =======       =======       =======      ========

Ratio of earnings to fixed charges                -(c)        -(c)         1.26x         1.12x         1.44x
                                             =========   =========        ======        ======        ======


(a)     1996 reflects the impact of restructuring charges of $69,300.
(b)     1997 reflects the impact of restructuring and other non-recurring charges of $122,309.
(c)     For 1996 and 1997, earnings did not cover fixed charges by $28,355 and $121,437, respectively.
(d)     1998 reflects the impact of litigation settlement charges of $3,432.
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